                                                                   EXHIBIT 23.03
                                                                   -------------

                               Consent of KPMG LLP

The Board of Directors
Kana Software, Inc. (formerly Kana Communications, Inc.)

We consent to the incorporation by reference herein, of our reports dated January 20, 2000, with respect to the consolidated balance sheet of Kana Communications, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows and schedule for each of the years in the two-year period ended December 31, 1999, and the related financial statement schedule, which reports appear in the December 31, 2000, Form 10-K of Kana Communications, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                           /s/ KPMG LLP
Mountain View, California
August 21, 2001